Exhibit 23.2

Vonage Holdings Corp.
23 Main Street
Holmdel, N.J. 07733

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2006, relating to the consolidated financial statements of Vonage Holdings Corp., which is contained in that Prospectus, and of our report dated March 24, 2006, relating to the schedule, which is contained in Part II of the Registration Statement.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/  BDO Seidman, LLP
New York, NY

April 7, 2006